EXHIBIT 99.1


Contact:

Michael Earley                                    Al Palombo
Metropolitan Health Networks                      Cameron Associates
Chairman & Chief Executive Officer                Investor Relations
(561) 805-8500                                    (212) 245-8800 Ext. 209
mearley@metcare.com                               al@cameronassoc.com


  METROPOLITAN HEALTH NETWORKS ANNOUNCES 2005 ANNUAL MEETING DATE AND LOCATION


WEST PALM BEACH, FL. - April 7th, 2005 - Metropolitan Health Networks, Inc. (AMEX, ArcaEx: MDF) ("Metropolitan"), a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, announced today that its annual meeting of shareholders (the "Annual Meeting") will be held on Thursday, June 23rd, 2005.

The Annual Meeting will be held at the Marriott Hotel, 1001 Okeechobee Road, West Palm Beach, Florida at 10:00 a.m. EST. At the Annual Meeting, Metropolitan shareholders will act on the election of directors, the selection of Metropolitan's independent auditors for fiscal year 2005 and the approval of Metropolitan's equity compensation plans.

The Record Date for shareholders entitled to vote at the Annual Meeting has been set by the Board of Directors as Friday, May 6th, 2005. All shareholders of record as of the Record Date will be entitled to vote at the Annual Meeting in person or by proxy. Shareholders wishing to submit proposals for consideration at the Annual Meeting (including director nominations) are required to do so no later than the close of business on Monday, April 18th, 2005, in accordance with the specific requirements set forth in Metropolitan's Bylaws. Metropolitan expects to begin mailing proxy materials to shareholders during the last week of May 2005.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at http://www.metcare.com.